Exhibti 99.1

 BANCFIRST CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE FIRST BARTLESVILLE BANK

    OKLAHOMA CITY, April 25 /PRNewswire-FirstCall/ -- BancFirst Corporation (Nasdaq: BANF) announced today that it has entered into an agreement to acquire First Bartlesville Bank, Bartlesville, Oklahoma. First Bartlesville Bank has approximately $44 million in total assets, $36 million in loans, $40 million in deposits, and $3.7 million in equity capital. The acquisition will be accounted for as a purchase. The bank will operate as First Bartlesville Bank until its systems are merged into the BancFirst system, which is expected to be during the fourth quarter of this year. The transaction is scheduled to close by June 30, 2006, and is subject to regulatory approval.

    David E. Rainbolt, BancFirst Corporation, President and CEO stated, "When you buy a bank, you are buying access to employees and their community. The employees of First Bartlesville are long time bankers in this town and great people. Bartlesville is one of the premier communities in Oklahoma history. Under Glenn Bonner's continued leadership, this will be an exciting partnership."

    President and CEO of First Bartlesville Bank, Glenn Bonner, stated, "We are pleased to be joining the BancFirst family of community banks. BancFirst has a philosophy and reputation for community banking. With their resources we will offer our customers a broader array of financial products, services and capacity. We can now start construction on our new permanent bank location later this year."

    BancFirst Corporation is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with total assets of $3.4 billion serving 47 communities across Oklahoma.

    The Company may make forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

SOURCE  BancFirst
    -0-                             04/25/2006
    /CONTACT: David Rainbolt, Chief Executive Officer of BancFirst Corporation, +1-405-270-1002; or Glenn Bonner, President and Chief Executive Officer of First Bartlesville Bank, +1-918-338-4390/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20040818/BANFLOGO
             PRN Photo Desk photodesk@prnewswire.com /
    (BANF)